Exhibit 6.2

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (“Agreement”) is made effective as of this 12th day of August, 2019, by and between GolfSuites 3, Inc., a Delaware corporation with a principal place of business at 2738 Falkenburg Rd. S., Riverview, FL 33578 (“GS3”) and KGEM Golf, Inc., a Delaware corporation with a principal place of business at 2738 Falkenburg Rd. S., Riverview, FL 33578 (“Manager”). This Agreement amends and restates in its entirety that certain Management Services Agreement dated April 15, 2019 between the parties.

WHEREAS, GS3 is a corporation incorporated to develop, own, and operate a golf-themed entertainment and hospitality business; and

WHEREAS, Manager is in the business of developing, managing, and operating golf-themed entertainment and hospitality businesses; and

WHEREAS, Manager owns certain intellectual property and business concepts related to managing and operating golf-themed entertainment and hospitality businesses; and

WHEREAS, GS3 wishes to retain Manager as the Manager of the GS3, to manage the business and affairs of GS3 in accordance with the terms and conditions of this Agreement, GS3’s Bylaws, and applicable state law.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Incorporation of Recitals. The Recitals are hereby incorporated in and made a part of the Agreement.

2.       Engagement of Manager. GS3 hereby engages Manager to supervise the acquisition, development, management, leasing, operation and promotion of GS3’s locations, as the board of directors of GS3 (the "Board") may reasonably request from time to time. The services may include, but are not limited to, the authority to direct, supervise, manage and operate the golf-themed entertainment and hospitality business on a day-to-day basis. For clarity, the final selection of any acquisition or sale of any real estate acquisition will be determined by the Board.

3.       Manager’s Responsibilities and Authority. In connection with the duties assumed or assigned hereunder, Manager shall supervise the operations at GS3’s locations as directed by the Board, consistent and in accordance with the terms and conditions of this Agreement. Manager’s authority, obligations and responsibilities include, but are not limited to, the following:

a)       Manager shall recommend, and, at the direction of the Board, implement personnel policies relating to GS3’s locations, including policies and practices relating to terms and conditions of employment, screening, selection, training, supervision, compensation, bonuses, benefit plans, discipline, discharge, and replacement for all personnel.

b)       Manager shall obtain the following insurance on behalf of GS3 as and negotiate the terms thereof at the direction of the Board : (i) property insurance on contents as well as improvements and betterments, if necessary; (ii) general liability insurance for premises and operations; (iii) workers compensation and employer’s liability insurance; (iv) hired and non-owned automobile liability insurance; (v) umbrella liability insurance policies; (vi) directors and officers liability insurance; and (vii) group medical, life, accidental death and dismemberment and long-term disability insurance for GS3 employees in accordance with the human resources policies developed by Manager.

c)       Manager shall prepare such budgets and periodic reports for GS3 as the Board deems necessary and appropriate, and Manager shall provide such budgets and reports to the shareholders of GS3 upon approval of the Board. If GS3 is required to have an annual audit, Manager shall coordinate such audit at GS3’s expense following the approval of the auditors by the Board.

d)       Manager shall coordinate, at GS3’s expense, the timely filing of all tax returns required under applicable state and federal laws.

e)       Manager shall license to GS3 the intellectual property and business concepts and design necessary to develop a “GolfSuites” golf-themed entertainment and hospitality business on the locations GS3 acquires. GS3 will receive a nonexclusive license for all intellectual property rights needed for a “GolfSuites” business for no charge, or if a charge is required, then at a nominal charge from Manager; provided, however, any intellectual property or business concept expenses related to the acquisition, creation, or development of such “GolfSuites” intellectual property, including but not limited to the name, interior design of locations, architecture, or staff training, shall be paid by Manager and allocated to the managed corporations, including GS3, pursuant to Section 5 below.

f) At the direction of the Board, Manager may negotiate, execute and deliver on behalf of GS3 such agreements, certificates, deeds, deeds of trust, notes, mortgages, leases, security agreements, contracts of sale, and other documents as it deems necessary and appropriate in its sole discretion to give effect to any conveyances, leases, debt obligations and security therefore, and to procure real estate, labor, materials, or services including, without limitation, the services of professionals.

g)        Manager may perform all other acts as may be necessary or appropriate to conduct the duties described in this Section 3.

4.       Term and Termination. The initial term of this Agreement is 10 years; provided, however, that this Agreement and GS3's engagement of the Manager hereunder may be terminated at any time following the date hereof upon mutual agreement of GS3 and the Manager. The Term shall be renewed automatically for additional two-year terms thereafter unless the Manager or GS3 shall give notice in writing on or before one hundred and twenty (120) days before the expiration of the initial term or any two-year renewal thereof of its desire to terminate this Agreement. Either Party may terminate this Agreement, effective upon written notice to the other Party (the "Defaulting Party") if the Defaulting Party: (a) materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within 30 days after receipt of written notice of such breach; (b) becomes insolvent or admits its inability to pay its debts generally as they become due; (c) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within 30 business days or is not dismissed or vacated within 45 business days after filing; (d) is dissolved or liquidated or takes any corporate action for such purpose; (e) makes a general assignment for the benefit of creditors; (f) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business. Notwithstanding anything in this Agreement to the contrary, (a) the provisions of Section 7 shall survive the termination of this Agreement and (b) no termination of this Agreement, whether pursuant to this Section 4 or otherwise, will affect GS3’s duty to pay any fees accrued, or reimburse any cost or expense incurred, pursuant to the terms of this Agreement prior to the effective date of that termination.

5.       Management Reimbursement Expenses and Fees. GS3 shall pay Manager a monthly management expense reimbursement payment and fees (“Management Payment”) in United States Dollars at the place for giving of notice to Manager, or to such other place as Manager shall designate, that shall be due and payable on the 30th day after the end of the each respective month. The Management Payment is calculated the sum of the subsection a) and b) below, as follows:

a)       Any costs and expenses which Manager may have properly advanced or incurred hereunder in order for Manager to fulfill its responsibilities under this Agreement.

b)       GS3 shall pay Manager a monthly management fee (“Management Fee”) that is the aggregate of the following:

i. For GS3 locations that are in development: 3 percent (3.0%) of the development costs per location per month. The “development costs” shall be calculated as the total amount of the hard and soft development costs, which would include, but is not limited to, the total costs of land, development and entitlement costs, all construction costs, engineering and design costs, and contractor fees paid by GS3 in the immediate past month. Manager shall invoice GS3 for the specific Management Fee amount, which shall be paid to Manager as a part of the Management Payment.

ii. For locations that are operational: four percent (4.0%) of the gross revenue from each location. Manager shall calculate the 4% of gross revenue amount of the immediate past month, and Manager shall invoice GS3 for the specific Management Fee amount, which shall be paid to Manager as a part of the Management Payment.

6.       Disclaimer; Limitation of Liability.

a)       The Manager makes no representations or warranties, express or implied, in respect of the Services to be provided by it hereunder.

b)       Neither the Manager nor any of its officers, directors, managers, principals, stockholders, partners, members, employees, agents, representatives (each a "Related Party" and, collectively, the "Related Parties") shall be liable to GS3 or any of its affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of any Services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from the willful misconduct of such person. In no event will the Manager or any of its Related Parties be liable to GS3 for special, indirect, punitive or consequential damages, including, without limitation, loss of profits or lost business, even if Manager has been advised of the possibility of such damages. Under no circumstances will the liability of Manager and Related Parties exceed, in the aggregate, the fees actually paid to Manager hereunder.

7.       Indemnification. GS3 shall indemnify and hold harmless the Manager and each of its Related Parties (each, an "Indemnified Party") from and against any and all losses, claims, actions, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment or decree, made by any third party or otherwise, relating to or arising out of the Services or other matters referred to in or contemplated by this Agreement or the engagement of such Indemnified Party pursuant to, and the performance by such Indemnified Party, of the Services or other matters referred to or contemplated by this Agreement, and GS3 will reimburse any Indemnified Party for all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatening claim, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. GS3 will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the willful misconduct of such Indemnified Party. The reimbursement and indemnity obligations of GS3, under this Section 7 shall be in addition to any liability which GS3 may otherwise have, shall extend upon the same terms and conditions to any affiliate of the Manager and any Related Party or controlling persons (if any), as the case may be, of the Manager and any such affiliate and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of GS3, the Manager, any such affiliate and any such Related Party or other person. The provisions of this Section 7 shall survive the termination of this Agreement.

8.       Independent Contractor. Nothing herein shall be construed to create a joint venture or partnership between the parties hereto or an employee/employer relationship. The Manager shall be an independent contractor pursuant to this Agreement. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party. Nothing in this Agreement shall be deemed or construed to enlarge the fiduciary duties and responsibilities, if any, of the Manager or any of its Related Parties, including without limitation in any of their respective capacities as stockholder or directors of GS3.

9.       Compliance. Manager shall perform its duties hereunder in compliance with all applicable state and federal laws and regulations.

10.     Assignment. This Agreement is not assignable by either party hereto without the prior written consent of the other party. The terms, promises, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.

11.      Non-waiver. Failure of either party to enforce any provision of this Agreement shall not operate or be construed as a waiver of any such provision or provisions, nor prevent such party from thereafter enforcing any of its rights with respect to other or further violations of the Agreement.

12.       Entirety. This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein and it supersedes all prior written or oral agreements and undertakings with respect to such subject matter. This Agreement may be modified only by a writing signed by both parties to this Agreement.

13.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of laws provisions.

14.       Notice. All notices, requests, demands, payments and other communications hereunder shall be deemed to have been duly given if sent in writing, by hand delivery or certified mail, to the address set forth in the preamble hereof, or to such other address as may be given to the other party in writing. Notice of change of address shall be effective only upon receipt.

The parties hereto have executed this Management Services Agreement as of the date set forth above.

GolfSuites 3, Inc., a Delaware corporation

By:
Scott McCurry, President

KGEM Golf, Inc., a Delaware corporation

By:
Nicholas V. Flanagan, President

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